EXHIBIT 99.1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

May 2, 2022

The undersigned acknowledge and agree that the foregoing Amendment No. 4 to statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to the statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, unless he, she or it knows or has reason to believe that such information is inaccurate.

Dr. Reddy’s Holdings Limited

By:	Dr. Reddy’s Laboratories Limited, its successor by merger

By:	/s/ K. Satish Reddy
Name: K. Satish Reddy
Title: Chairman

APS Trust

By:	/s/ G.V. Prasad
Name: G.V. Prasad
Title: Trustee

By:	/s/ K. Satish Reddy
Name: K. Satish Reddy
Title: Trustee

G.V. Prasad

By:	/s/ G.V. Prasad

K. Satish Reddy

By:	/s/ K. Satish Reddy